Exhibit 99.1

At the Company:
Akorn Inc.
Arthur S. Przybyl
President and CEO
(847) 279-6100

FOR IMMEDIATE RELEASE

Akorn, Inc. Enters Into An Option Agreement to License a
Patent From The University of Texas M.D. Anderson Cancer Center

Buffalo Grove, IL, August 31, 2004 — Akorn, Inc. (OTCBB: AKRN.OB) today announced that it has entered into an option agreement to license a patent entitled “M-EDTA Pharmaceutical Preparations of Uses Thereof” (the “Invention”) and related technology rights invented by Issam I. Raad and Robert Sheretz. The option agreement to license the Invention is between Akorn and The University of Texas M.D. Anderson Cancer Center, and grants Akorn an option to evaluate the Invention and to determine an appropriate regulatory pathway based on discussion with the U.S. Food and Drug Administration (the “FDA”).

The Invention is targeted at the prevention of intravascular catheter-related infections and occlusions. If Akorn exercises its right to license the Invention, it will pay an initial license fee, fund clinicals, and pay a milestone license fee upon FDA approval and royalties for the life of the patent.

Arthur S. Przybyl, Akorn’s President and Chief Executive Officer, stated, “This invention has the real potential to help prevent catheter related infection in high risk patients. Currently, there is a known mortality rate and high cost of treatment associated with these types of infections. Studies that have already been conducted, have demonstrated effectiveness against these infections. There are current CDC Guidelines that recommend using prophylactic antibiotic lock solutions for these types of high-risk patients. We are excited to begin work with M.D. Anderson and the inventors to eventually commercialize this invention.”

About Akorn, Inc.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.

Any statements made by Akorn, Inc. (“we”, “us”, “our”, “Akorn” or the “Company”) in this press release that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions readers that important factors may affect the Company’s actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to, risks and uncertainties relating to (i) the ability to generate cash from operations sufficient to meet the Company’s working capital requirements, (ii) the necessity of complying with various regulatory procedures in the manufacture of drug products, (iii) the Company’s ability to acquire, develop, finance, test, produce and market new products, including the availability of materials to produce products, (iv) the resolution of the FDA compliance issues at the Company’s Decatur, Illinois manufacturing facility and the outcome of other legal proceedings involving the Company, (v) patent protection for the Company’s intellectual property or trade secrets, and (vi) other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including, but not limited to, those risks referenced under the caption “Factors That May Affect Future Results” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.